UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. __)


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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to ss.240.14a-12


                          FIRST AVIATION SERVICES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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                      applies:

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                      computed pursuant to Exchange Act Rule 0-11 (set forth the
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                      it was determined):

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           Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                          FIRST AVIATION SERVICES INC.
                               15 RIVERSIDE AVENUE
                           WESTPORT, CONNECTICUT 06880

                                 ---------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 ---------------

The 2004 Annual Meeting of Stockholders of First Aviation Services Inc. (the "Annual Meeting") will be held at the offices of Aerospace Products International, Inc., 3778 Distriplex Drive North, Memphis, TN 38118 on Tuesday, June 15, 2004 at 9:30 a.m. local time for the following purposes:

           1. To elect two directors for a term to expire at the Annual Meeting of Stockholders in the year 2007 (Class II).

           2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending January 31, 2005.

           3. To consider and vote upon a stockholder proposal regarding cumulative voting for director elections, if properly presented at the Annual Meeting.

           4. To transact such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

The Board of Directors, by resolution, has fixed the close of business on May 11, 2004, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Stockholders are invited to attend the Annual Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the Annual Meeting, you may vote your shares in person, which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain a proxy issued in your name from the record holder.

Regardless of how many shares you own, your vote is very important, and we encourage you to exercise your right to vote. Please COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY.

                                      By order of the Board of Directors,

                                      Robert G. Costantini
                                      Secretary


Westport, Connecticut
May __, 2004

                          FIRST AVIATION SERVICES INC.
                               15 RIVERSIDE AVENUE
                           WESTPORT, CONNECTICUT 06880

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                                  INTRODUCTION

This proxy statement is furnished to the holders of common stock, par value $.01 per share (the "Common Stock"), of First Aviation Services Inc., a Delaware corporation ("First Aviation" or the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the "Board") for use at the Company's 2004 Annual Meeting of Stockholders, which is scheduled to be held on Tuesday, June 15, 2004, at 9:30 a.m. local time at the offices of Aerospace Products International, Inc., 3778 Distriplex Drive North, Memphis, TN 38118, and at any adjournment or postponement thereof (the "Annual Meeting"). The Notice of Annual Meeting, this proxy statement, the accompanying proxy, the Company's Annual Report on Form 10-K for the year ended January 31, 2004, and the Company's Annual Report are first being furnished to stockholders on or about May ___, 2004.

The Company's principal executive offices are located at 15 Riverside Avenue, Westport, Connecticut 06880. Additional information about the Company can be found on the Company's worldwide web site at www.favs.com, or www.apiparts.com.

RECORD DATE

The Board of Directors has fixed the close of business on May 11, 2004 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each such stockholder will be entitled to one vote on all matters to come before the Annual Meeting for each share of Common Stock held on the Record Date, and may vote in person or by proxy authorized in writing. On the Record Date, there were ______________ shares of Common Stock issued and outstanding.

MATTERS TO BE CONSIDERED

At the Annual Meeting, stockholders will be asked to consider and vote upon: (1) the election of two directors for a term to expire at the Annual Meeting of Stockholders in the year 2007 (Class II), and until their successors are duly elected and qualified; (2) the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending January 31, 2005; and (3) a stockholder proposal regarding cumulative voting for director elections, if properly presented at the Annual Meeting. The Board of Directors does not know of any other matter to be brought before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

QUORUM; REQUIRED VOTES

In order to transact business at the Annual Meeting, a majority of the shares of Common Stock issued and outstanding on the Record Date must be present in person or represented by proxy at the Annual Meeting. Shares that are voted "FOR", "AGAINST", or "WITHHOLD" on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and will be included in determining the number of shares that are represented and voted at the Annual Meeting with respect to such matter.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. Only shares of Common Stock that are voted in favor of a nominee will be counted toward that nominee's achievement of a plurality. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for the nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not be counted towards a nominee's achievement of a plurality.

The affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matters is required for the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending January 31, 2005, and for the adoption of the stockholder proposal regarding cumulative voting for director elections. With respect to broker non-votes, the shares will be counted for purposes of determining the presence or absence of a quorum, but will not be considered entitled to vote at the Annual Meeting for such matter and thus broker non-voters will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matters by reducing the total number of shares from which the majority is calculated.

Abstentions will count towards the determination of a quorum at the Annual Meeting but will have the effect of votes "Against" a proposal, and will have no effect on votes counted in connection with director elections.

VOTING AND REVOCATION OF PROXIES

Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company's Transfer Agent and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given, shares represented by properly executed proxies will be voted "FOR" the election of the nominees for director named herein, "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending January 31, 2005, and "AGAINST" the stockholder proposal regarding cumulative voting for director elections. If other matters are properly presented at the Annual Meeting, the proxy holders named in the accompanying form of proxy will vote your shares at their discretion.

If your shares of Common Stock are held in the name of your broker, a bank, or other nominee (sometimes referred to being held in "street name"), only your broker, bank or other nominee may execute a proxy and vote your shares. Because of the proxy contest (described below) your broker, bank or other nominee will be unable to vote your shares at the Annual Meeting unless they receive your specific voting instructions. Please sign, date and promptly return the voting instruction form you receive from your broker, bank or other nominee, in accordance with the instructions on the form. If you wish to vote your "street name" shares directly, you will need to obtain a document known as a "legal proxy" from your broker, bank or other nominee. Please contact your bank, broker or other nominee if you wish to do so.

Any proxy signed and returned by a stockholder may be revoked at any time before it is voted by filing with the Company's Transfer Agent, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, written notice of such revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

PARTICIPANTS IN THE SOLICITATION

Under applicable regulations of the U.S. Securities and Exchange Commission ("SEC"), members of the Board and certain officers and employees of the Company may be deemed to be "participants" with respect to the Board's solicitation of proxies in connection with the Annual Meeting. Certain information concerning participants is set forth in Annex A to this Proxy Statement.

PROXY CONTEST FROM THE WYNNEFIELD GROUP

The Company has received notice from Wynnefield Partners Small Cap Value, LP, a stockholder controlled by Nelson Obus, that it intends to nominate its own nominee, Nelson Obus (the "Wynnefield Nominee"), for election to the Company's Board of Directors at the Annual Meeting, and that it and its affiliates ("The Wynnefield Group") will solicit proxies from stockholders in an effort to elect the Wynnefield Nominee and in favor of The Wynnefield Group's separate stockholder proposal regarding cumulative voting for director elections (see Proposal No. 3 below).

THE BOARD RECOMMENDS THAT STOCKHOLDERS REJECT THE WYNNEFIELD GROUP'S PROXY SOLICITATION AND THE WYNNEFIELD NOMINEE.

THE BOARD URGES STOCKHOLDERS TO VOTE FOR THE ELECTION OF THE BOARD'S NOMINEES NAMED IN THIS PROXY STATEMENT AND AGAINST THE STOCKHOLDER PROPOSAL. YOU CAN VOTE YOUR SHARES IN FAVOR OF THE BOARD'S NOMINEES AND AGAINST THE STOCKHOLDER PROPOSAL BY SIGNING AND DATING THE ENCLOSED WHITE PROXY CARD OR VOTING INSTRUCTION FORM AND RETURNING IT IN THE POSTAGE-PAID RETURN ENVELOPE. If you receive this proxy statement with a voting instruction form from your broker, bank or other nominee, please vote in accordance with the Board's recommendations, and sign, date and mail the enclosed voting instruction form in the postage-paid envelope provided. Because of the proxy contest mounted by The Wynnefield Group, your broker will not be able to vote your shares at the Annual Meeting unless it receives your specific voting instructions - so please have your vote counted.

IF YOU RECEIVE A PROXY CARD OR VOTING INSTRUCTIONS FROM THE WYNNEFIELD GROUP, THE COMPANY'S BOARD OF DIRECTORS ASKS THAT YOU DISCARD IT. BUT JUST IN CASE YOU RETURN THE WYNNEFIELD GROUP'S PROXY CARD OR VOTING INSTRUCTIONS AND THEN DECIDE TO SUPPORT YOUR BOARD'S NOMINEES, WE URGE YOU TO CHANGE YOUR VOTE BY SIGNING AND RETURNING THE WHITE PROXY CARD OR VOTING INSTRUCTIONS PROMPTLY. YOUR LATER DATED WHITE PROXY CARD OR VOTING INSTRUCTIONS WILL REVOKE ANY PRIOR PROXY. IT IS ONLY YOUR LATEST DATED PROXY WHICH COUNTS.

If you have any questions or require voting assistance, please call D. F. King & Co., Inc., which is assisting the Board, toll free at 1-800-628-8536.

You should know that the Wynnefield Nominee was already carefully considered for a spot on the Board of Directors and was rejected. The Board's Nominating and Corporate Governance Committee, comprised of three independent directors, interviewed Mr. Obus in response to the recommendation by The Wynnefield Group that Mr. Obus be nominated as a candidate for election as director at the Annual Meeting. (The independent directors have met with Mr. Obus on a number of occasions in the past as well and have given him considerable access to the Board to provide a forum for Mr. Obus to share his suggestions for the strategic direction of the Company).

Following the interview, the Committee decided not to recommend that the Board nominate Mr. Obus as a candidate for election as director at the Annual Meeting because, among other things, the Committee believed that Mr. Obus would not bring skills or experience to the Board that would be helpful in determining or executing the Company's strategies and that, in fact, Mr. Obus likely would revert to pushing his previously articulated exit agenda (i.e. having his shares bought back at a premium, taking the Company private or selling it). The independent Nominating Committee was also of the view that Mr. Obus' adversarial approach with management and other Board members would be disruptive in Board meetings which, the Committee concluded, is the type of behavior that would be counterproductive to maximizing stockholder value.

THE BOARD OF DIRECTORS STRONGLY ADVISES YOU NOT TO SUPPORT THE ELECTION OF THE WYNNEFIELD NOMINEE. The Board believes that the Wynnefield Nominee would not bring any special skills or perspective that would improve the functioning of the Board and suspects that he will have a short-term focus for the Company and would not be a good representative for the long-term interests of the Company.

The current directors of the Company, including the Board's nominees for re-election, are a group of individuals dedicated to creating long-term value for all stockholders. This is demonstrated by the fact that all of the current directors have chosen to receive their compensation for service to the Company as directors in shares of the Company's Common Stock instead of in cash. None of the current directors has ever sold any of their shares of the Company's Common Stock. Further, a majority of the Board is independent, and each of the Board members has extensive operating and financial expertise, as described in this Proxy Statement.

It should also be noted that First Equity, the Company's majority stockholder, has informed The Wynnefield Group that First Equity will be voting for the Board's two nominees for election as director. Consequently, under no circumstances will the Wynnefield Nominee be elected to the Board.

The Wynnefield Group's preliminary proxy statement filed with the SEC on April 27, 2004, makes numerous allegations which your Board disputes. For example, it criticizes the Company's performance and its progress towards "executing a profitable business plan." Such an argument can only be made with blinders on. The Company has performed well considering the unprecedented downturn in the aerospace industry that followed the terrorist attacks that took place on September 11, 2001. This downturn contributed to some of the Company's competitors, such as AVTEAM, Inc. and Kellstrom Industries Inc., having filed for bankruptcy in 2001 and 2002, respectively.

In large part as a result of the steps the Company has taken under the direction of the incumbent management and the Board, as well as the reviving economy and stock market, THE PRICE OF THE COMPANY'S STOCK HAS INCREASED OVER 36% FOR THE 12 MONTH PERIOD ENDING APRIL 29, 2004. Additionally, the Company once again is experiencing sales growth, with net sales for the fiscal year ended January 31, 2004 up by 4.0%. The Board believes that First Aviation is well positioned to take advantage of a recovery in the aerospace industry.

As to The Wynnefield Group's hindsight criticism of the declaration of the special $1 per share cash dividend paid in January 2003 to all common stockholders, the Board determined that this dividend was in the best interests of the Company and its stockholders and that returning cash to stockholders was the best use of such cash. The Board frankly finds it surprising that The Wynnefield Group implicitly questions the ability of other stockholders to invest such dividends wisely. Indeed, The Wynnefield Group had previously endorsed such a plan.

The Board also views The Wynnefield Group's criticism of the compensation of management as nothing more than negative campaigning. Indeed, as described in this Proxy Statement, the Compensation Committee of the Board and the independent members of the Board review the total compensation paid to each of the Company's senior executives carefully, and compare them with others in our industry, as well as other companies similar in size to First Aviation. Accordingly, the Board believes that management's total compensation is both competitive and appropriate.

As far as The Wynnefield Group's attacks on fees paid by the Company to First Equity, it should be noted, as described later in this Proxy Statement, that First Equity has provided to First Aviation a number of valuable services over the past year, including: (i) detailed financial modeling for new business proposals, (ii) Board of Directors presentation analyses, (iii) investor relations marketing and presentations, (iv) various analyses for the Company's subsidiary, Aerospace Products International, Inc. ("API"), including benchmarking, financial analysis, and competitive market analysis, and (v) other financial analysis for the Company, including stock buy-back, valuations, and capital structure analysis. These services derive from the work First Equity performs for First Aviation under its agreement for investment and financial advisory services, and therefore First Equity does not charge First Aviation any additional fees for these services. Moreover, the independent members of the Company's Board carefully review the costs and benefits of the Company's contractual relations with First Equity, including the subletting of space for the Company's corporate headquarters, on at least an annual basis to make sure they are in the best interests of the Company and its stockholders.

Finally, the Board asks you to consider that the addition of a potentially disruptive member to the Board will not cause a recovery to occur in our industry any sooner, but it could divert the Board's attention, thus interfering with the pursuit of the optimal business strategies.

THE BOARD THUS URGES THAT STOCKHOLDERS REJECT THE WYNNEFIELD GROUP'S PROXY SOLICITATION AND THE WYNNEFIELD NOMINEE AND RETURN THE BOARD'S WHITE PROXY CARD TO RE-ELECT THE BOARD'S NOMINEES. THE BOARD FURTHER URGES THAT STOCKHOLDERS VOTE AGAINST THE STOCKHOLDER PROPOSAL.


1. ELECTION OF DIRECTORS (PROPOSAL NO. 1)

BOARD'S NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A TERM EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN THE YEAR 2007 - CLASS II DIRECTORS.

Michael C. Culver
Robert L. Kirk

The nominees for director are Michael C. Culver and Robert L. Kirk. The Company's Restated Certificate of Incorporation provides for a Board of Directors composed of three classes, each with a term of office of three years, expiring sequentially at successive Annual Meetings of Stockholders. The Board of Directors currently is comprised of five directors, two directors each in Class I and Class II, and one in Class III, and there are no vacancies. The classes distinguish term of office only. If elected, each nominee for Class II will serve for a term to expire at the Annual Meeting of Stockholders in the year 2007, and until his successor is duly elected and qualified

The accompanying proxy will be voted for the election of the Board's nominees unless contrary instructions are given. Each nominee at present is available for election as a member of the Board of Directors. If a nominee is unable to serve, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate.

Background information for the nominees as well as the three directors continuing in office can be found under the caption "Directors" below.

Directors will be elected by a plurality of the votes cast. If you do not wish your shares to be voted for any particular nominee, please identify those nominees for whom you "withhold authority" to vote in the appropriate space provided on the enclosed proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MICHAEL C. CULVER AND ROBERT L. KIRK.

Members of the Board of Directors Continuing in Office:

TERM EXPIRES AT THE 2005 ANNUAL MEETING OF STOCKHOLDERS - CLASS III DIRECTORS

Joseph J. Lhota

TERMS EXPIRE AT THE 2006 ANNUAL MEETING OF STOCKHOLDERS - CLASS I DIRECTORS

Stanley J. Hill
Aaron P. Hollander

DIRECTORS

The directors of the Company are as follows:

NAME                       AGE            POSITIONS
----                       ---            ---------

Aaron P. Hollander         47             Chairman of the Board

Michael C. Culver          53             President, Chief Executive Officer
                                           and Director

Stanley J. Hill            62             Director

Robert L. Kirk             75             Director

Joseph J. Lhota            49             Director


           Aaron P. Hollander co-founded and has served as Chairman of the Board of Directors of the Company since March 1995. In 1985, Mr. Hollander, along with Mr. Culver, co-founded First Equity Group Inc. ("First Equity Group"), and has served as its President and Co-Chief Executive Officer since that time. First Equity Group's ownership interests, in addition to the Company, include First Equity Development Inc., an aerospace investment and advisory firm, ("First Equity"), Skip Barber Racing School, LLC ("Skip Barber") and Imtek, Inc. ("Imtek"), a specialty marketing and fulfillment company. Mr. Hollander is a director and serves as the President and Chief Executive Officer of Skip Barber, and is the Chairman of the Board of Directors of Imtek.

           Michael C. Culver co-founded and has served as President, Chief Executive Officer and Director of the Company since March 1995. Mr. Culver also serves as Chairman of the Board of the Company's majority owned subsidiary, Aerospace Products International, Inc. ("API"). Mr. Culver co-founded First Equity Group, along with Mr. Hollander, and has served as Co-Chief Executive Officer of First Equity Group since that time. Mr. Culver also serves as Chairman of the Board of Directors of Skip Barber and is a director and Vice President of Imtek.

           Stanley J. Hill has served as a Director since December 2000. In 2000, Mr. Hill retired as the President, Chief Executive Officer and Chairman of Kaiser Aerospace and Electronics Corporation and its parent, K Systems, Inc. (collectively, "Kaiser Aerospace"). Mr. Hill had been associated with Kaiser Aerospace for nearly 30 years. Mr. Hill is a director of Intevac Inc., which is based in Santa Clara, CA, and has its stock traded on the NASDAQ national market.

           Robert L. Kirk has served as a Director since March 1997. In 1998, Mr. Kirk retired as the Chairman of British Aerospace Holdings, Inc., an international aerospace corporation. Mr. Kirk had been Chairman since 1992. Mr. Kirk served as Chairman and Chief Executive Officer of CSX Transportation, Inc., the railroad subsidiary of CSX Corporation, from 1990 to 1992, and was Chairman and Chief Executive Officer of Allied-Signal Aerospace Co. from 1986 to 1989.

           Joseph J. Lhota became a Director in April 2002. Mr. Lhota currently serves as Executive Vice President of Cablevision Systems Corporation and as President of Cablevision Lightpath Inc. Prior to joining Cablevision, Mr. Lhota served various positions on former New York City Mayor Rudolph W. Giuliani's senior management team. From 1998 to 2001, he was New York's Deputy Mayor for Operations, overseeing the day-to-day operations of city government. Prior to his government service, Mr. Lhota spent 15 years in investment banking specializing in public finance. He served as director of public finance at CS First Boston Corporation and as a member of its Public Finance Management Committee. He also has been a managing director at Paine Webber Incorporated.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

The Board of Directors has determined that each of Messrs. Hill, Kirk and Lhota, constituting a majority of the Board, is an "independent director" in accordance with the rules and regulations of The Nasdaq Stock Market, Inc. ("Nasdaq").

Committees of the Board

The Board currently has, and appoints the members of, standing Executive, Audit, Nominating and Corporate Governance, and Compensation Committees. Each member of the Audit, Nominating and Corporate Governance, and Compensation Committees is an "independent director" in accordance with the rules and regulations of Nasdaq. The members of each of the committees of the Board are as follows:

                                                                NOMINATING AND CORPORATE
EXECUTIVE COMMITTEE               AUDIT COMMITTEE                 GOVERNANCE COMMITTEE           COMPENSATION COMMITTEE
-------------------               ---------------                 --------------------           ----------------------
Michael C. Culver                 Stanley J. Hill                   Stanley J. Hill                  Stanley J. Hill
Aaron P. Hollander                Robert L. Kirk                    Robert L. Kirk                   Robert L. Kirk
                                  Joseph J. Lhota                   Joseph J. Lhota                  Joseph J. Lhota

Executive Committee

The Executive Committee consists of two directors of the Company, Messrs. Culver and Hollander. The Executive Committee has the power and authority to exercise all of the powers and authority of the Board of Directors in managing the business affairs of the Company, except that it does not have the power and authority to: (i) amend the Certificate of Incorporation or Bylaws of the Company; (ii) adopt an agreement of merger or consolidation, or to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets; (iii) recommend to stockholders a dissolution of the Company or a revocation of the dissolution; or (iv) declare a dividend or authorize the issuance of stock of the Company unless expressly authorized by a resolution of the Board of Directors.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of the Company's financial reporting; (ii) the Company's systems of internal accounting and financial and disclosure controls; (iii) the qualifications, engagement, compensation, independence and performance of the Company's independent auditors, their conduct of the annual audit, and their engagement for any other services; (iv) the Company's legal and regulatory compliance; (v) the Company's codes of ethics as established by management and the Board; and
(vi) the preparation of the audit committee report for inclusion in the Company's annual proxy statement. The Audit Committee also reviews and approves transactions or courses of dealing with related parties.

The Audit Committee may also perform such other tasks as are assigned to it from time to time by the Board of Directors. The Audit Committee has the power to retain outside counsel, independent auditors or other advisors to assist it in carrying out its activities.

The Audit Committee met eleven times during the fiscal year ended January 31, 2004.

The Audit Committee has been governed by a written charter approved by the Board of Directors. The Board recently adopted a revised charter to comply with recently-enacted rules and regulations of the SEC and Nasdaq. The charter is available on the Company's website at www.favs.com and is attached as Annex B to this Proxy Statement.

The Board of Directors has determined that each of the members of the Audit Committee is "independent" under the listing standards of Nasdaq and under the independence criteria established by the SEC for audit committee members.

The Board of Directors has also determined that Mr. Lhota is an "audit committee financial expert" as defined in Item 401(h)(2) of Regulation S-K of the Exchange Act and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board of Directors in: (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (ii) overseeing the Company's policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; (iii) overseeing implementation of the Company's Corporate Governance Guidelines and Principles; and (iv) reviewing the overall corporate governance of the Company and recommending changes when necessary or desirable.

The Committee may also perform such other tasks as are assigned to it from time to time by the Board of Directors. The Committee has the power to retain outside counsel or other advisors to assist it in carrying out its activities.

The Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company's website at www.favs.com.

The Committee was constituted in March 2004 and therefore did not meet during the fiscal year ended January 31, 2004. During such fiscal year, the nomination of directors was performed by the Board, a majority of which consists of independent directors.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment by which the Committee considers candidates for director is based upon various criteria, including their integrity, independence, ability to exercise sound business judgment, demonstrated leadership ability, breadth of knowledge about issues affecting the Company and business experience and technical skills, in particular the extent to which they possess experience and skills relevant to the Company's business which would be helpful to the Board in determining and executing the Company's strategies.

In the case of incumbent directors whose term of office are set to expire, the Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation and quality of performance.

Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Committee identifies potential new director candidates by recommendations from its members, other Board members, Company management and stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm.

The Committee considers recommendations for Board candidates submitted by stockholders using the same criteria (described above) that it applies to recommendations from the Committee, directors and members of management. In order to be considered, a recommendation from a stockholder must be received by the Committee no later than the 120th calendar day before the date of the Company's proxy statement released to stockholders in connection with the previous year's annual meeting, and must include the stockholder's name and contact information, the candidate's name and contact information, a description of any relationship between the stockholder and the candidate, a description of the candidate's qualifications, and a signed statement from the candidate that he or she is willing and able to serve on the Board. Stockholders must submit recommendations in writing to the Nominating and Corporate Governance Committee at c/o Corporate Secretary, First Aviation Services Inc., 15 Riverside Avenue, Westport, Connecticut 06880.

The Committee received a recommendation from The Wynnefield Group to nominate Nelson Obus as a candidate for election as director at the Annual Meeting. After consideration, the Committee decided not to recommend Mr. Obus to the Board as a nominee for election as a director at the Annual Meeting.

Compensation Committee

The Compensation Committee assists the Board in overseeing the Company's management compensation policies and practices, including: (i) determining and approving the compensation of the CEO; (ii) reviewing and approving compensation levels for the Company's other executive officers; (iii) reviewing and approving management incentive compensation policies and programs; (iv) reviewing and approving equity compensation programs for employees, and exercising discretion in the administration of such programs; and (iv) producing an annual report on executive compensation for inclusion in the proxy statement.

The Committee may also perform such other tasks as are assigned to it from time to time by the Board of Directors. The Committee has the power to retain outside counsel or other advisors to assist it in carrying out its activities.

The Compensation Committee met five times during the year ended January 31, 2004.

Directors' Attendance at Meetings of the Board of Directors

The Board of Directors held a total of six meetings during the fiscal year ended January 31, 2004, which does not include actions by written consent or committee meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served.

Directors' Attendance at Annual Meetings of Stockholders

The Board of Directors encourages all of its members to attend the Company's annual meeting of stockholders. All members of the Board serving as directors during the fiscal year ended January 31, 2004 attended the 2003 Annual Meeting of Stockholders.

Stockholder Communications with the Board

A stockholder who wishes to communicate with the Board or with specific individual directors may send written communications by mail addressed to the Board of Directors generally, or to such specific director or directors individually, at c/o Corporate Secretary, First Aviation Services Inc., 15 Riverside Avenue, Westport, Connecticut 06880. All communications so addressed will be forwarded to the Board of Directors or the individual director or directors, as applicable.

CODES OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company and a Supplemental Code of Ethics for the CEO, CFO and other senior financial officers. These Codes of Business Conduct and Ethics are available on the Company's website at www.favs.com. The Company may disclose certain amendments to, or waivers from, these Codes of Business Conduct and Ethics by posting such information on its website.

REPORT OF THE AUDIT COMMITTEE

The following is a report of the Audit Committee with respect to the Company's audited consolidated financial statements for the fiscal year ended January 31, 2004:

           o The Audit Committee has reviewed and discussed the audited consolidated financial statements with management;

           o The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, "Communications with Audit Committees", as amended; and

           o The Audit Committee has received the written disclosures and the letter from the Company's independent auditors as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", as may be modified or supplemented, and has discussed with the independent auditors their independence.

Based on the review and discussions with the Company's management and independent auditors, as set forth above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors,

Stanley J. Hill
Robert L. Kirk
Joseph J. Lhota


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of April 29, 2004 (unless otherwise indicated) by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors and nominees, (iii) each of the executive officers named in the Summary Compensation Table (included in this Proxy Statement below), and
(iv) all directors and current executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Each of the persons listed in the table who beneficially own more than 5% of the outstanding shares of Common Stock maintains an address at 15 Riverside Avenue, Westport, Connecticut 06880, unless otherwise indicated.

                                                           AMOUNT AND NATURE OF
             BENEFICIAL OWNER                              BENEFICIAL OWNERSHIP          PERCENT OF CLASS
             ----------------                              --------------------          ----------------
First Equity Group Inc. (1)                                      3,776,997                     51.8%
Aaron P. Hollander (1)(2)                                        3,777,297                     51.8%
Michael C. Culver (1)(3)                                         3,777,197                     51.8%
The Wynnefield Group (4)                                         2,168,444                     29.7%
      450 Seventh Avenue, Suite 509
      New York, NY  10123
Gerald E. Schlesinger (5)                                           10,683                      *
Michael D. Davidson                                                      0                      -
Stanley J. Hill                                                     24,647                      *
Robert L. Kirk                                                      41,198                      *
Joseph J. Lhota                                                     15,640                      *
All directors and current executive officers
           as a group (7 persons)                                3,858,982                     52.9%


----------------------------------
* less than 1%

(1) Aaron P. Hollander and Michael C. Culver own, in the aggregate, all of the outstanding shares of First Equity Group Inc. First Equity Group Inc. has pledged 500,000 shares of the Company's Common Stock to Hudson United Bank as collateral for a loan.

(2)    Includes 300 shares held as custodian for his minor children.

(3)    Includes 200 shares held as custodian for his minor children.

(4) Based upon a Schedule 13D, amendment No. 10, filed with the SEC dated April 15, 2004, the members of the "group" (as the term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) consists of Wynnefield Partners Small Cap Value, L.P. ("Partners"), Wynnefield Partners Small Cap Value, L.P. I ("Partners I"), Wynnefield Partners Small Cap Value Offshore Fund, Ltd. ("Offshore"), Nelson Obus ("Obus"), Joshua H. Landes ("Landes"), Wynnefield Capital Management, LLC ("Capital Management"), Wynnefield Capital Inc. ("Capital"), and Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan ("Capital Plan"). Each member of the group may be deemed to each share voting and dispositive power with respect to the Common Stock directly owned by any member. Partners owns 744,258 shares directly, and Partners I owns 910,834 shares directly. Capital Management has an indirect beneficial ownership interest in shares of Common Stock owned by Partners and Partners I. Landes and Obus are co-managing members of Capital Management. Offshore owns 405,852 shares directly. Capital has an indirect beneficial ownership interest in the shares of Common Stock owned by Offshore through its status as investment manager of Offshore. Landes and Obus are the principal executive officers of Capital. Capital Plan owns 7,500 shares directly. Obus and Landes share the power to vote and dispose of the those shares. Obus owns 100,000 shares directly.

(5)    Includes 2,500 shares owned Mr. Schlesinger's spouse.


COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS COMPENSATION

Each of the Company's non-employee directors receives an annual director's fee of $20,000, payable quarterly in cash or stock. In addition, each director receives $1,000 for attendance at meetings of the Board of Directors or committees thereof. Members of the Board of Directors receive reimbursement for actual expenses of attendance at meetings. All of the non-employee directors have elected to have their compensation paid in the form of Company stock.

COMPENSATION COMMITTEE AND BOARD INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended January 31, 2004, the Compensation Committee consisted of Messrs. Hollander and Kirk until June 9, 2003, at which time Mr. Hollander ceased to be a member of the Compensation Committee and Messrs. Hill and Lhota became members of the Compensation Committee. Mr. Hollander served as Chairman of the Board during the fiscal year ended January 31, 2004. Mr. Hollander, along with Mr. Culver owns, in the aggregate, all of the outstanding shares of First Equity Group Inc., which beneficially owns 51.8% of the Common Stock. See "Certain Relationships and Related Transactions".

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for developing the executive compensation philosophy of First Aviation and administering this philosophy and its relationship with the compensation paid to the Chief Executive Officer and each of the other executive officers.

The basic philosophy behind executive compensation at First Aviation is to reward the executive's performance so as to create long-term shareholder value. This pay-for-performance tenet is embedded in most aspects of an executive's total compensation package. Salary increases, bonuses and long-term incentive grants are reviewed annually to ensure consistency with the Company's overall compensation philosophy.

Base Salary

All decisions regarding base salary are made based upon individual performance as measured against pre-established individual objectives and competitive practice as measured by periodic compensation surveys. Base salaries are targeted at the median of a comparative group that includes peer group companies, similar to those reflected in the proxy performance graph, and general industry companies similar in size to First Aviation.

Bonus

Decisions regarding bonuses are made based upon reviews of analyses of historical compensation paid to the officers of the Company, including the performance and achievement of the Company's objectives, compensation paid to officers of other companies in the same sector as First Aviation, including the performance of those companies compared to First Aviation, and a performance review of the individual officer.

Long-Term Incentive Grants

Long-term incentive grants are considered for each executive. The grants are usually made in the form of incentive stock options. Aggregate stock holdings of the executives have no bearing on the size of long-term incentive grants. Restricted stock may be granted for specific reasons, such as (i) rewarding individual performance, (ii) recognizing Company performance, (iii) accommodating special situations, such as promotions, (iv) in lieu of other benefits, or (v) in an effort to remain market competitive.

Total Compensation

Approximately 50% of the total compensation of the Company's most senior executives is "at risk", based strictly upon the performance of the Company and the return to the stockholders. In addition, certain elements of the employee benefit package, such as the Company's voluntary Employee Stock Purchase Plan, are driven by increasing shareholder value.

Inherent in this "at risk" component is a heavy weighting toward long-term performance. At First Aviation, long-term incentives for the most senior executives can make up to half of the total amount of a senior executive's annual compensation. We believe this feature provides management with a long-term strategic incentive that will encourage the continued creation of shareholder value.

The Compensation Committee has access to national compensation surveys and the financial records of the Company. The Compensation Committee reviews each element of compensation to ensure that the total compensation delivered is reflective of the Company's performance, with input on market competitiveness. The executive compensation program is designed to provide compensation for performance. In the last review, the Compensation Committee confirmed that the executive compensation program was meeting the targeted objective.

Mr. Culver's base salary during the year ended January 31, 2004 was paid as determined by the Board of Directors. Mr. Culver also received a cash bonus of $200,000. Mr. Culver did not receive a stock award under the Company's plans.

Summary

Executive compensation at First Aviation is reviewed in depth by the Compensation Committee, the Board of Directors and senior management. The Compensation Committee believes there should be a strong link between the financial rewards of the executives and the success of the shareholder. The success of the shareholder is measured by the increase in shareholder value. The Compensation Committee believes that with the present plans in place management will continue to strive to increase shareholder value.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors,

Robert L. Kirk
Stanley J. Hill
Joseph J. Lhota

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth certain compensation information regarding compensation awarded to, earned by, or paid to the Company's Chief Executive Officer, and each of the other executive officers of the Company whose compensation exceeded $100,000 (collectively, the "Named Executive Officers"), for the fiscal years ended January 31, 2004, 2003, and 2002, respectively.


                                                                                                      Long -Term         All Other
                                                                  Annual Compensation                Compensation      Compensation
                                                               ----------------------------          ------------      ------------
                                                                                                        Awards
                                                                                                     ------------
                                                                                                      Securities
                                                                                                      Underlying
Name and Principal Position        Year ended January 31,      Salary               Bonus             Options (#)
---------------------------        ----------------------      ------               -----             -----------      ------------
Michael C. Culver                           2004              $275,000             $200,000                  -                 -
President and Chief Executive               2003              $250,000             $175,000                  -                 -
Officer                                     2002              $241,667             $200,000                  -                 -


Gerald E. Schlesinger (1)                   2004              $275,000             $175,000             50,000                 -
Senior Vice President                       2003              $250,000             $175,000            100,000                 -
                                            2002              $250,000             $200,000             50,000                 -


Michael D. Davidson (2)                     2004              $119,539                   $-             15,000           $37,442
Former Chief Financial Officer              2003              $140,000              $35,000             20,000
and Secretary


(1) Effective April 16, 2004, Mr. Schlesinger ceased to be employed by the Company.

(2) Effective October 13, 2003, Mr. Davidson ceased to be employed by the Company. Following the end of his employment, Mr. Davidson served as a consultant to the Company and was paid $37,442 in the year ended January 31, 2004.


                      OPTION GRANTS IN THE LAST FISCAL YEAR

The following table sets forth information regarding stock options that were granted during the fiscal year ended January 31, 2004, to each of the Named Executive Officers. No SARs were granted.

                                                          Individual Grants (1)
                              --------------------------------------------------------------------------
                              Number of
                              Securities     Percent of Total
                              Underlying    Options Granted to
                              Options          Employees in         Exercise or                              Grant Date
Name                          Granted (#)       Fiscal Year          Base Price          Expiration Date      Value (2)
----                          -----------       -----------          ----------          ---------------      ---------
Michael C. Culver                  -                   -                   -                  -                     $-

Gerald E. Schlesinger            50,000             43.5%               $2.74               3/25/2013          $49,500

Michael D. Davidson              15,000             13.0%               $2.74               3/25/2013          $14,850


           1. Each option was granted under First Aviation's Stock Incentive Plan at the closing price on the date of grant and, in general, would vest in three equal annual installments, subject to acceleration in the event of a change in control.

           2. The grant date value was determined by using the Black-Scholes option-pricing model. The model as applied used the applicable grant date, the exercise price as shown in the table and the fair market value of the Company's Common Stock on the grant date. The model assumed (i) a risk-free return of 2.0%, (ii) a dividend yield of 0%, (iii) an average volatility factor of 0.378 and (iv) an expected life of five years. No discount from the theoretical value was taken to reflect the waiting period prior to vesting, the limited transferability of the options, and the likelihood of the options being exercised in advance of the final day of their terms. There is no assurance that the values actually realized upon the exercise of these options will be at or near the present values shown in the tables as of the date of grant. The Black-Scholes option pricing model is a widely used mathematical formula for estimating option values that incorporates various assumptions that may not hold true over the 10-year life of these options. For example, assumptions are required about the risk-free rate of return as well as the dividend yield and the volatility of the Common Stock over the 10-year period. Also, the Black-Scholes model assumes that an option holder can sell the option at any time at a fair price that includes a premium for the remaining time value of the option. However, an optionee can realize an option's value before maturity only by exercising and thereby sacrificing the option's remaining time value. Although the negative impact of this and other restrictions on the value of this type of option is well recognized, there is no accepted method for adjusting the theoretical option value for them. The values set forth in the table should not be viewed in any way as a forecast of performance of the Company's Common Stock, which will be influenced by future events and unknown factors.

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information with respect to aggregate positions in stock options at January 31, 2004, held by each of the Named Executive Officers. No stock options were exercised during the fiscal year.

                                   Number of Securities          Value of Unexercised
                                  Underlying Unexercised        In-The-Money Options at
                                Options at Fiscal Year End        Fiscal Year-End ($)
                                     (#) Exercisable/                Exercisable/
           Name                       Unexercisable                Unexercisable (1)
           ----                       -------------                -----------------
Michael C. Culver                           -                              -

Gerald E. Schlesinger                114,168/138,332                $10,526/$101,249

Michael D. Davidson                    6,666/13,334                      $0/$0


(1) Based on the positive difference between the $4.70 closing price of the Company's Common Stock on January 30, 2004, and the applicable exercise price of the options.

EMPLOYMENT AND OTHER AGREEMENTS

Agreements with Robert Costantini

Employment Agreement

On October 7, 2003, the Company entered into an employment agreement with Robert
G. Costantini, who replaced Michael D. Davidson as Chief Financial Officer and Secretary, effective as of October 27, 2003, for a term of three years (unless terminated earlier pursuant to the agreement) at an annual base salary of $200,000.

Under the agreement, Mr. Costantini received a signing bonus of $20,000 and is permitted to participate in the Company's performance bonus, profit sharing and other compensation plans available to all executives of the Company, subject to meeting applicable eligibility requirements. In addition, in fiscal 2005, the Compensation Committee awarded Mr. Costantini a cash bonus of $20,000 for his performance during the 2004 fiscal year.

If Mr. Costantini is terminated for cause, he is entitled to receive his base salary through the end of the month in which his employment was terminated. If he is terminated without cause or as a result of a disability, he is entitled to receive an amount equal to six months of base salary. If Mr. Costantini is terminated due to death, his primary beneficiary is entitled to receive bi-weekly payments of Mr. Costantini's base salary until the earlier of the beneficiary's receipt of life insurance benefits provided pursuant to a Company benefit plan or 180 days after the date of death.

Stock Option Award Agreement

In connection with joining the Company, on October 27, 2003, Mr. Costantini was granted options to purchase 50,000 shares of Common Stock under the Company's Stock Incentive Plan, at an exercise price of $3.83 per share. One-third of the options vest on each of the first, second, and third anniversaries of the grant date, respectively, and all of the options are immediately exercisable in full upon a Change of Control Event (as defined in the Stock Incentive Plan). In addition, Mr. Costantini was granted options to purchase 8,000 shares at an exercise price of $4.55 per share for his performance during the 2004 fiscal year, under similar terms. If Mr. Costantini's employment is terminated otherwise than by retirement, death, disability or a Change of Control Event (as described above), Mr. Costantini will have forfeited his options and they will not be exercisable after the date of such termination. Otherwise, the options will remain exercisable after vesting until the tenth anniversary of the date of grant.

Agreements with Paul Fanelli

Employment Agreement

On February 2, 2004, the Company's subsidiary, API, entered into an employment agreement with Paul J. Fanelli, effective as of February 16, 2004, to serve as Senior Vice President and Chief Operating Officer of API for a term of three years (unless terminated earlier pursuant to the agreement). Effective April 5, 2004, the agreement was amended to reflect Mr. Fanelli's position as President of API.

Under the agreement, as amended, Mr. Fanelli receives an annual base salary of $225,000. Additionally, Mr. Fanelli received a signing bonus of $15,000 (which must be returned to the Company if he terminates his employment for any reason before February 16, 2005), and is eligible to receive an interim bonus of up to $10,000 based on meeting the Company's normal performance-based criteria pursuant to a review of Mr. Fanelli's performance during his first year of employment.

Mr. Fanelli is permitted to participate in the Company's performance bonus, profit sharing and other compensation plans available to all executives of the Company, subject to meeting applicable eligibility requirements. Specifically, Mr. Fanelli is eligible to participate in the Company's annual incentive compensation bonus plan, pursuant to which he is eligible to receive a maximum bonus of 75% of his annual base salary (as opposed to any maximum bonus otherwise provided in such plan). Mr. Fanelli is also reimbursed for expenses related to his relocation in connection with his employment (pursuant to a separate relocation expenses agreement).

If Mr. Fanelli is terminated for cause, he is entitled to receive his base salary through the end of the month in which his employment was terminated. If he is terminated without cause or as a result of a disability, he is entitled to receive an amount equal to six months of base salary. If Mr. Fanelli is terminated due to death, his primary beneficiary is entitled to receive bi-weekly payments of Mr. Fanelli's base salary until the earlier of the beneficiary's receipt of life insurance benefits provided pursuant to a Company benefit plan or 180 days after the date of death.

Stock Option Award Agreement

On February 16, 2004, Mr. Fanelli was granted options to purchase 25,000 shares of Common Stock under the Company's Stock Incentive Plan, at an exercise price of $4.55 per share. One-third of the options vest on each of the first, second, and third anniversaries of the grant date, respectively, and all of the options are immediately exercisable upon a Change of Control Event (as defined in the Stock Incentive Plan). If Mr. Fanelli's employment is terminated otherwise than by retirement, death, disability or a Change of Control Event (as described above), Mr. Fanelli will have forfeited his options and they will not be exercisable after the date of such termination. Otherwise, the options will remain exercisable after vesting until the tenth anniversary of the date of grant.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative stockholder return on First Aviation Common Stock with The Russell 2000 Stock Index and a peer group index selected by the Company. The peer group is comprised of the following companies: Timco Aviation Services Inc., Aviall, Inc., and Satair A/S. The comparison assumes $100 was invested as of January 31, 1999, and the reinvestment of all dividends. Timco Aviation Services Inc. was previously known as Aviation Sales Corporation before it underwent a restructuring of its debt and equity during the year ended January 31, 2002.

                               [GRAPHIC OMITTED]

                            January 31,       January 31,      January 31,      January 31,      January 31,      January 31,
                                1999             2000             2001             2002             2003             2004
                                ----             ----             ----             ----             ----             ----
Peer Group                    $100.00           $ 34.09          $ 29.09          $ 21.71          $ 22.27          $ 40.94
First Aviation                $100.00           $111.26          $102.75          $108.79          $101.92          $129.12
Russell 2000                  $100.00           $116.15          $118.99          $113.08          $ 87.11          $135.94


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective February 1, 2002, the Company and First Equity Development Inc. ("First Equity"), the wholly-owned subsidiary of First Equity Group, Inc., the majority stockholder of the Company (which is itself wholly-owned by Messrs. Culver and Hollander), entered into a two-year agreement relating to the allocation of potential investment and acquisition opportunities in the aerospace parts distribution and logistics businesses. The agreement was approved by the independent members of the Board of Directors and was renewed on a month-to-month basis effective February 1, 2004. Pursuant to the agreement, First Equity agreed that neither First Equity nor any of its majority-owned subsidiaries would consummate any acquisition of a majority interest in any business anywhere in the world (a "Covered Acquisition"), without first notifying the Company and providing the Company with the opportunity to choose to effect the Covered Acquisition for its own account. The Company's decision as to whether to effect the Covered Acquisition will be made by the independent members of the Board of Directors of the Company. The agreement is subject to early termination in the event First Equity reduces its ownership interest in the Company to less than 10% of the Company's outstanding voting securities. The agreement does not apply to any proposed acquisition by First Equity of any business that generates less than 15% of its aggregate net sales from aerospace parts distribution or logistics, nor to any advisory services performed by First Equity on behalf of third parties.

Effective February 1, 2002, the Company entered into a two-year advisory agreement with First Equity. The advisory agreement was approved by the independent members of the Board of Directors and was renewed on a month-to-month basis effective February 1, 2004. Pursuant to the terms of this agreement, First Equity provides the Company with investment and financial advisory services relating to potential acquisitions and other financial transactions. The Company pays First Equity a $30,000 monthly retainer, and reimburses First Equity for its out-of-pocket expenses. In addition, upon the successful completion of certain transactions, the Company will pay a fee to First Equity (the "Success Fee"). The amount of any Success Fee will be established by the independent members of the Board of Directors and will be dependent upon a variety of factors, including, but not limited to, the services provided and the size and the type of transaction. Up to one year's worth of retainer fees paid can be applied as a credit against any Success Fee, subject to certain limitations. During each of the years ended January 31, 2004 and 2003, respectively, the Company paid First Equity retainer fees of $360,000, and no Success Fee. During the year ended January 31, 2002, the Company paid First Equity retainer fees of $340,000, as First Equity voluntarily reduced the amount of its retainer fees for the four months ended January 31, 2002, and no Success Fee. The agreement can be terminated by either party upon 30-days' written notice to the other party.

The Company and First Equity have entered into an arrangement whereby First Equity provides the Company with various additional services to assist the Company. These services are not part of the advisory agreement, described above, but derive from the work First Equity performs under the agreement. Therefore, First Equity does not charge the Company additional fees in connection with the provision of such services. These services include: (i) detailed financial modeling for new business proposals, (ii) Board of Directors presentation analyses, (iii) investor relations marketing and presentations, (iv) various analyses for API, including benchmarking, financial analysis, and competitive market analysis, and (v) other financial analyses for the Company, including stock buy-back, valuations, and capital structure analysis. The Company's CEO and CFO have unlimited access to these resources when requested.

The Company subleases from First Equity approximately 3,000 square feet of office space in Westport, Connecticut. The leased space is utilized by the Company as its corporate headquarters. First Equity also utilizes space in the same premises. The sublease, which became effective April 21, 1997, is for a period of ten years, and is cancelable by either party with six months notice. The Company has the option to renew the sublease for two additional five-year periods. Lease payments under this sublease totaled approximately $80,000, $83,000, and $91,500, for the years ended January 31, 2004, 2003, and 2002, respectively.

The Company and First Equity share certain common expenses that arise from sharing office space in Westport, CT. The Company reimburses First Equity and vice versa, for expenses each entity incurs related to the common usage of the office space. The allocation of such expenses is based on a methodology approved by the Audit Committee of the Board of Directors on a pre-determined basis. The amounts are included in the Company's corporate expenses, and include expenses such as telephone, computer consulting, office cleaning, office supplies and utilities. Common expenses are approved by the Company and First Equity, prior to expenditure, when not of a recurring nature. The allocations are reviewed by the Company's CFO and the Controller of First Equity each month. In addition, a memner of the Company's Audit Committee reviews the allocation of expenses quarterly. Some business development expenses, such as joint marketing expenses and business organizational dues, are shared on an equal basis. In addition, the amounts of expenses are reimbursed by the Company to First Equity in the amount of the actual costs incurred for Company expenses, without a markup of any kind. These expenses average approximately $5,000 per month.

In order to simplify the administration of payroll, certain employees of the Company who are authorized to perform services for both the Company and First Equity are paid through the payroll of First Equity. Employees of the Company who work exclusively for the Company by agreement are paid through the payroll of API, the Company's principal subsidiary.

The Company paid Imtek, an affiliate of First Equity, approximately $29,000 for printing, insertion, and mailing services, for the year ended January 31, 2004 and approximately $37,000 per year in each of the years ended January 31, 2003 and 2002, respectively, for printing, insertion and mailing services, and reimbursed Imtek for actual expenses incurred. These services were cancelled during the year ended January 31, 2004.

The Company paid an employee of Skip Barber Racing Inc., an affiliate of First Equity, during the year ended January 31, 2004, $22,000 to reimburse such affiliate for the use of the affiliates' in-house counsel, for services performed exclusively for the Company.

During the fiscal year ended January 31, 2004, the spouse of Mr. Schlesinger, a former executive of the Company, was paid salary and bonus of approximately $110,000 as an employee of a subsidiary of the Company.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL NO. 2)

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditors for the year ended January 31, 2005, subject to ratification by our stockholders. Ernst & Young LLP has audited the Company's consolidated financial statements since 1995.

Representatives of Ernst & Young LLP are expected to be present the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

If the foregoing proposal is not approved at the Annual Meeting, or if prior to the 2004 Annual Meeting of Stockholders, Ernst & Young LLP shall decline to act or otherwise become incapable of acting, or if its engagement shall otherwise be discontinued by the Audit Committee, then in any such case, the Audit Committee will appoint other independent auditors whose engagement for any period subsequent to the 2004 Annual Meeting will be subject to ratification by the Stockholders at the 2005 Annual Meeting of Stockholders.

The affirmative vote of a majority of the voting power of the issued and outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDED JANUARY 31, 2005.

FEES BILLED BY INDEPENDENT AUDITOR

The following table sets forth the aggregate fees billed by Ernst & Young LLP for professional services in each of the fiscal years ended January 31, 2004 and 2003:

                                      Fiscal Year Ending                     Fiscal Year Ending
                                       January 31, 2004                       January 31, 2003
                                       ----------------                       ----------------
Audit Fees                                 $324,005                               $326,400

Audit Related Fees (1)                     $ 16,000                               $ 16,000

Tax Fees                                      $-                                     $-

All Other Fees (2)                         $ 1,500                                   $-


(1) Audit related fees consisted of work performed in connection with auditing the API employee benefit plans.

(2) All other fees consisted of access to online reference materials.

The Audit Committee has a policy requiring pre-approval of audit and non-audit services. The Audit Committee approved all audit and non-audit services provided by Ernst & Young LLP during the fiscal year ended January 31, 2004.

3. STOCKHOLDER PROPOSAL (PROPOSAL NO. 3)

A group of stockholders, consisting of Wynnefield Partners Small Cap Value, LP, Wynnefield Partners Small Cap Value, LP I, Wynnefield Small Cap Value Offshore Fund, Ltd. and Nelson Obus in his individual capacity, owning 744,258 shares, 910,834 shares, 405,852 shares and 100,000 shares of Common Stock, respectively, and having an address at 450 7th Avenue, Suite 509, New York, NY 10123, has notified the Company of its intention to propose a resolution at the Annual Meeting (the "Stockholder Proposal"). In accordance with SEC regulations, the Company has included the Stockholder Proposal and the stockholders' supporting statement as set forth below. HOWEVER, THE COMPANY IS NOT RESPONSIBLE FOR THE CONTENTS OF THE PROPOSAL OR THE SUPPORTING STATEMENT AND, AFTER REVIEWING THE PROPOSAL, MANAGEMENT OF THE COMPANY AND THE BOARD OF DIRECTORS HAVE CONCLUDED THAT THEY CANNOT SUPPORT THE PROPOSAL FOR THE REASONS STATED HEREINAFTER.

PROPOSAL:

           The Company's stockholders recommend that the board of directors take steps to provide for cumulative voting for directors.

SUPPORTING STATEMENT:

WHO'S PROPOSING THIS? WYNNEFIELD CAPITAL, INC., AND AFFILIATES, BENEFICIAL OWNERS OF 2,160,944 SHARES (29.7 PERCENT) OF COMPANY COMMON STOCK.

WHY? The Company's CEO and Chairman, who beneficially own 51 percent of Company stock, currently elect the ENTIRE board of directors. WYNNEFIELD AND OTHER MINORITY SHAREHOLDERS HAVE NO PRACTICAL OPPORTUNITY TO ELECT A DIRECTOR OF THEIR CHOOSING.

           UNDER THE CURRENT BOARD, WE BELIEVE THE COMPANY FAILED TO REALIZE ITS POTENTIAL AND PROVIDE A POSITIVE RETURN FOR LONG-TERM OUTSIDE SHAREHOLDERS. Wynnefield initially invested in the Company in 1997 at prices up to $10.25 per share. Currently, the stock hovers near $4.50 per share. THE COMPANY'S AVERAGE ANNUAL LOSS FROM CONTINUING OPERATIONS WAS $0.16 PER SHARE OVER FISCAL YEARS `01, `02, AND `03.

IGNORING THE VOICE OF OUTSIDE SHAREHOLDERS

           We think the Company's disappointing performance results from insularity of management and the board, which we believe IGNORES THE BEST INTERESTS OF OUTSIDE SHAREHOLDERS:

           o By letter dated October 3, 2003, the outside directors declined our request to commit to either achieve an adequate rate-of-return on assets within a mutually agreed period or undertake sale or privatization of the Company.

           o Despite Wynnefield's requests during earnings calls, the Company won't break out supply-chain/logistics operations in its financials, which we believe makes meaningful evaluation impractical. Management describes this sector as its best high-margin growth opportunity. It represents the Company's only major new business initiative in three years.

           o Management historically has not cooperated in appointment or nomination of a Wynnefield representative to the board. They also opposed OUR director candidate in a contested election at last year's annual meeting, denying board representation to the Company's largest outside shareholder. NOTABLY, WYNNEFIELD'S CANDIDATE RECEIVED TWO-THIRDS OF VOTES CAST BY NON-INSIDER SHAREHOLDERS.

           o The board endorses a relationship with First Equity Group, Inc. (owned entirely by the Company's CEO and Chairman), under which the Company paid over $1 million in fees for advice on transactions during fiscal `01, `02, and `03 while completing only one small ($4.6 million) acquisition.

           WE BELIEVE ALL OUTSIDE SHAREHOLDERS WOULD BE BETTER REPRESENTED BY A BOARD WITH AT LEAST ONE DIRECTOR ELECTED BY SHAREHOLDERS OTHER THAN THE COMPANY'S CEO AND CHAIRMAN.

WHAT IS CUMULATIVE VOTING? IT GIVES OUTSIDE SHAREHOLDERS THE POTENTIAL TO ELECT A DIRECTOR OF THEIR CHOOSING.

           Cumulative voting allows each shareholder to cast a number of votes equal to the number of shares held multiplied by the number of directors being elected. A shareholder may direct all its votes to one nominee or split its votes among several nominees. (For example, 1,000 shares times two directors provides 2,000 votes that can be cast for one nominee.)

WILL CUMULATIVE VOTING HELP? UNDER CUMULATIVE VOTING, 33.4 PERCENT OF THE COMPANY'S STOCK COULD ELECT A NOMINEE in years when two directors are up for election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

           In its "supporting statement," the proponent repeatedly cites purported problems related to the Company's performance and yet, in the Board of Directors' judgment, the proponent fails to offer any reasons why cumulative voting would address these supposed problems.

           Nevertheless, in an effort to ensure that the Company employs the fairest and most efficient method for electing directors, the Board for Directors has carefully considered the merits of cumulative voting and has concluded that it is not in the best interest of all of the Company's shareholders.

           The Company's present method for electing directors is similar to that of most publicly-traded corporations. To be elected by shareholders to serve on the Board of Directors, a nominee must receive a plurality of the votes cast. The present board consists of three directors, constituting a majority of the board, who are independent (under NASDAQ's governance rules) and two directors who are affiliated with the majority shareholder of the Company.

           We believe the current method of electing directors is the most likely to produce a Board of Directors that will diligently and effectively represent the interests of all of the Company's shareholders. Cumulative voting, on the other hand, would permit a relatively small group of shareholders devoted to a special interest or narrow point of view to elect a director in order to represent their particular interests or point of view. It is possible that such a director would feel compelled to serve the interests of the group responsible for his or her election rather than the best interests of the shareholders as a whole. Each director, of course, no matter how elected, has a fiduciary duty to represent all of the Company's shareholders and to advance the best interests of the Company.

           We see no advantage to be gained to change from the present method of electing directors to cumulative voting nor any improvement cumulative voting would bring to the composition of the Company's board. Indeed, we believe that a Board of Directors must work together toward the common objective of advancing the best interests of the Company without being burdened with factionalism and partisan behavior, which could potentially occur if the Company switches to cumulative voting.

           In summary, your Board of Directors believes that the Company's current method of electing directors is the fairest and most efficient way to ensure that each director serves the interests of the Company and all its shareholders rather than the interests of special interest groups. Accordingly, the Board of Directors urges you to vote against this proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of January 31, 2004 regarding shares of the Company's common stock to be issued upon exercise and the weighted-average exercise price of all outstanding options, warrants and rights granted under the Company's equity compensation plan as well as the number of shares available for issuance under such plans.

                                                                                                        Number of
                                                                                                        securities
                                                                                                        remaining
                                                                                                      available for
                                                                                                     future issuance
                                                                                                       under equity
                                                                                                       compensation
                                        Number of securities to be         Weighted average          plans (excluding
                                          issued upon exercise of          exercise price of            securities
                                           outstanding options,          outstanding options,          reflected in
           Plan Category                    warrants and rights           warrants and rights          column (a))
------------------------------------    ----------------------------     ----------------------     -------------------
                                                    (a)                           (b)                       (c)
Equity compensation plans approved
   by security holders                            592,700                         $5.59                   329,096

Equity compensation plans not
   approved by security holders                        --                            --                        --

TOTAL                                             592,700                         $5.59                   329,096
                                                  =======                         =====                   =======


SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than ten percent of the Company's Common Stock to file reports of initial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were complied with for the Company's fiscal year ended January 31, 2004 or prior fiscal years, except that: one report on Form 3 was not timely filed by Joshua Landes and the Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; one report on Form 4 (covering one transaction) was not timely filed by Robert Kirk; and one report on Form 4 (covering one transaction) was not timely filed by Joseph Lhota.

METHOD AND COST OF PROXY SOLICITATION

The cost of soliciting proxies on behalf of the Board for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations also may be made by personal interview, facsimile, telecopy, telegram, telephone and electronic mail. You may also be solicited by means of press releases issued by the Company or postings on our corporate website, www.favs.com. None of the Company's directors, officers or employees will receive any extra compensation for soliciting you. The Company will use the services of American Stock Transfer & Trust Company ("AST&T") to assist in soliciting proxies, and expects to pay a nominal fee for such services. AST&T expects that approximately two of its employees will assist in the solicitation. The Company will also use the services of D.F. King & Co., Inc. to assist in soliciting proxies, and expects to pay a fee of $10,000 for such services, plus reasonable out-of-pocket expenses. D.F. King expects that approximately ten of its employees will assist in the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their beneficial owners. The Company's expenses related to the solicitation in excess of those normally spent for an annual meeting as a result of the proxy contest and excluding salaries and wages of the Company's regular employees and officers are expected to be approximately $175,000, of which approximately $60,000 has been spent to date. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, also may request the return of proxies by telephone, facsimile, telegram, electronic mail or in person.

STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

If a stockholder intends to present a proposal for action at the 2005 Annual Meeting of Stockholders and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company on or before January __, 2005. Such proposal also must meet the other requirements of the rules of the SEC relating to stockholder proposals.

The Company's By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations for individuals for election to the Board of Directors. In general, written notice of a stockholder proposal or a director nomination for the 2005 Annual Meeting must be received by the Secretary of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior the 2005 Annual Meeting (or, if less than 70 days notice of the date of the meeting is given by the Company, notice by the stockholder to be timely must be received by the Secretary of the Company no later than the 10th day following the day on which public announcement of the date of the meeting is first made by the Company), and must contain specified information and conform to certain requirements, as set forth in the By-laws. If the chairman at any stockholders meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-laws, the Company may disregard such proposal or nomination.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2005 Annual Meeting, and the proposal fails to comply with the advance notice procedures described by the By-laws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Proposals and nominations should be addressed to the Secretary of the Company, Robert G. Costantini, First Aviation Services Inc., 15 Riverside Avenue, Westport, Connecticut 06880-4214.


                                      By order of the Board of Directors,

                                      /s/ Robert G. Costantini
                                      ------------------------
                                      Robert G. Costantini
                                      Secretary

Dated: May __, 2004

                                                                       ANNEX A

                             PARTICIPANT INFORMATION

The following is information relating to the directors, director nominees, officers and employees of First Aviation who, under applicable regulations of the SEC, may be deemed to be "participants" in the solicitation of proxies by the Board of Directors in connection with the Annual Meeting.

                                DIRECTOR NOMINEES

The following table sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, for each of the Company's nominees for director at the Annual Meeting.

Name                                         Principal Occupation                 Business Address
----                                         --------------------                 ----------------
Michael C. Culver                            President and Chief Executive        First Aviation Services Inc.
                                             Officer, First Aviation;             15 Riverside Ave.
                                             Co-Chief Executive Officer,          Westport, CT  06880
                                             First Equity Group Inc.

Robert L. Kirk                               Retired; former Chairman,            c/o First Aviation Services Inc.
                                             British Aerospace Holdings,          15 Riverside Ave.
                                             Inc.                                 Westport, CT  06880

                              CONTINUING DIRECTORS

The following table sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, for each of the directors whose terms do not expire at the Annual Meeting.

Name                                         Principal Occupation                 Business Address
----                                         --------------------                 ----------------

Aaron P. Hollander                           President and Co-Chief               First Equity Group Inc.
                                             Executive Officer, First             15 Riverside Ave.
                                             Equity Group Inc.; President         Westport, CT  06880
                                             and Chief Executive Officer,
                                             Skip Barber Racing School, LLC

Stanley J. Hill                              Retired; former President,           c/o First Aviation Services Inc.
                                             Chief Executive Officer and          15 Riverside Ave.
                                             Chairman, Kaiser Aerospace and       Westport, CT  06880
                                             Electronics Corporation

Joseph J. Lhota                              Executive Vice President,            c/o First Aviation Services Inc.
                                             Cablevision Systems                  15 Riverside Ave.
                                             Corporation; President,              Westport, CT  06880
                                             Cablevision Lightpath Inc.


                                      A-1

                               EXECUTIVE OFFICERS

The following table sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, for each of the executive officers of the Company who may be deemed to be participants in the solicitation of proxies by the Board of Directors in connection with the Annual
Meeting. Unless otherwise indicated, the principal occupation refers to such person's position with First Aviation.

Name                                         Principal Occupation                 Business Address
----                                         --------------------                 ----------------

Michael C. Culver                            President and Chief Executive        First Aviation Services Inc.
                                             Officer; Co-Chief Executive          15 Riverside Ave.
                                             Officer, First Equity Group          Westport, CT  06880
                                             Inc.

Robert G. Costantini                         Chief Financial Officer,             First Aviation Services Inc.
                                             Senior Vice President-Finance,       15 Riverside Ave.
                                             and Secretary                        Westport, CT  06880

Paul J. Fanelli                              President and Chief Executive        Aerospace Products International, Inc.
                                             Officer, Aerospace Products          3778 Distriplex Drive North
                                             International, Inc.                  Memphis, TN 38118



               INFORMATION REGARDING TRANSACTIONS IN SECURITIES OF
                         FIRST AVIATION BY PARTICIPANTS

The following table sets forth information regarding purchases and sales of Common Stock by each of the participants listed above under "Director Nominees," "Continuing Directors" and "Executive Officers" since April 1, 2002. Except as set forth below, all transactions were effected in the public market, and none of the purchase price or market value of those shares of Common Stock is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares of Common Stock is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below. The information for Mr. Culver is listed under "Executive Officers" below.

                                                                        Number of Shares
                                                                         of Common Stock
             Name                          Month/Day/Year              Purchased or (Sold)    Notes
             ----                          --------------              -------------------    -----
DIRECTORS:
Aaron P. Hollander                           4/2/2002                         1,245            (a)
                                             4/29/2002                          217            (a)
                                             7/17/2002                        1,359            (a)
                                             9/19/2002                        1,489            (a)
                                             12/23/2002                       1,489            (a)
                                             1/31/2003                          220            (a)
                                             6/2/2003                         1,477            (a)
                                             6/2/2003                         1,935            (a)
                                             6/12/2003                          267            (a)
                                             8/13/2003                          270            (a)
                                             8/13/2003                        1,413            (a)
                                             9/23/2003                          290            (a)
                                             11/4/2003                        1,285            (a)
                                             12/11/2003                         255            (a)
                                             12/15/2003                         257            (a)
                                             1/31/2004                        1,070            (a)


                                      A-2

                                                                        Number of Shares
                                                                         of Common Stock
             Name                          Month/Day/Year              Purchased or (Sold)    Notes
             ----                          --------------              -------------------    -----

                                             2/12/2004                          220            (a)
                                             2/27/2004                          233            (a)
                                             3/24/2004                          221            (a)
                                             4/14/2004                          217            (a)
                                             4/26/2004                          218            (a)

Stanley J. Hill                              4/2/2002                         1,245            (a)
                                             4/29/2002                          217            (a)
                                             7/17/2002                        1,359            (a)
                                             9/19/2002                        1,489            (a)
                                             12/23/2002                       1,737            (a)
                                             2/3/2003                           220            (a)
                                             6/2/2003                         1,477            (a)
                                             6/2/2003                         1,935            (a)
                                             6/12/2003                          267            (a)
                                             8/13/2003                          270            (a)
                                             8/13/2003                        1,413            (a)
                                             9/22/2003                          289            (a)
                                             9/23/2003                          290            (a)
                                             11/4/2003                        1,285            (a)
                                             12/11/2003                         255            (a)
                                             12/15/2003                         257            (a)
                                             1/31/2004                        1,070            (a)
                                             2/12/2004                          220            (a)
                                             2/27/2004                          233            (a)
                                             3/24/2004                          221            (a)
                                             4/14/2004                          217            (a)
                                             4/26/2004                          218            (a)

Robert L. Kirk                               4/2/2002                         1,245            (a)
                                             4/29/2002                          217            (a)
                                             7/17/2002                          971            (a)
                                             9/19/2002                        1,489            (a)
                                             12/23/2002                       1,737            (a)
                                             2/3/2003                           220            (a)
                                             6/2/2003                         1,477            (a)
                                             6/2/2003                         1,935            (a)
                                             6/12/2003                          267            (a)
                                             8/13/2003                          270            (a)
                                             8/13/2003                        1,413            (a)
                                             9/11/2003                          283            (a)
                                             9/22/2003                          289            (a)
                                             9/23/2003                          290            (a)
                                             11/4/2003                        1,285            (a)
                                             12/11/2003                         255            (a)
                                             12/15/2003                         257            (a)
                                             1/31/2004                        1,070            (a)
                                             2/12/2004                          220            (a)
                                             3/24/2004                          221            (a)
                                             4/14/2004                          217            (a)
                                             4/26/2004                          218            (a)

Joseph J. Lhota                              4/2/2002                           207            (a)
                                             4/29/2002                          217            (a)
                                             7/17/2002                          712            (a)


                                      A-3

                                                                        Number of Shares
                                                                         of Common Stock
             Name                          Month/Day/Year              Purchased or (Sold)    Notes
             ----                          --------------              -------------------    -----

                                             9/19/2002                        1,489            (a)
                                             9/19/2002                          647            (a)
                                             12/23/2002                       1,737            (a)
                                             2/3/2003                           220            (a)
                                             6/2/2003                         1,688            (a)
                                             6/2/2003                         1,935            (a)
                                             6/12/2003                          267            (a)
                                             8/13/2003                          270            (a)
                                             8/13/2003                        1,413            (a)
                                             9/11/2003                          283            (a)
                                             9/22/2003                          289            (a)
                                             9/23/2003                          290            (a)
                                             11/4/2003                        1,285            (a)
                                             12/11/2003                         255            (a)
                                             12/15/2003                         257            (a)
                                             1/31/2004                        1,070            (a)
                                             2/12/2004                          220            (a)
                                             2/27/2004                          233            (a)
                                             3/24/2004                          221            (a)
                                             4/14/2004                          217            (a)
                                             4/26/2004                          218            (a)

EXECUTIVE OFFICERS:
Michael C. Culver                            -                                    -            -

Robert G. Costantini                         10/27/2003                      50,000            (b)
                                             4/26/2004                        8,000            (b)

Paul J. Fanelli                              2/16/2004                       25,000            (b)


----------------------------------
(a) Fee for serving as a non-employee director of First Aviation paid in shares of Common Stock in lieu of cash, under First Aviation's Stock Incentive Plan.

(b)   Receipt of stock option grant, under First Aviation's Stock Incentive
      Plan.


                MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

Except as described in this Annex A or elsewhere in the Proxy Statement, neither any participant nor any of their respective associates or affiliates (together, the "Participant Affiliates"), is either a party to any transaction or series of transactions since January 31, 2003, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which First Aviation or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or elsewhere in the Proxy Statement, (i) no participant or Participant Affiliate directly or indirectly beneficially owns any securities of First Aviation or any securities of any subsidiary of First Aviation and (ii) no participant owns any securities of First Aviation of record but not beneficially.

Except as described in this Annex A or elsewhere in the Proxy Statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by First Aviation or any of its affiliates or any future transactions to which First Aviation or any of its affiliates will or may be a party. Except as described in this Annex A or elsewhere in the Proxy Statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate within the past year with any person with respect to any securities of First Aviation.

                                                                       ANNEX B

                          FIRST AVIATION SERVICES INC.
                             AUDIT COMMITTEE CHARTER

This Audit Committee Charter, adopted by the Board of Directors (the "Board") of First Aviation Services Inc. (the "Company"), is intended as a component of the flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company.

I.         PURPOSES

The Audit Committee (the "Committee") shall assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of the Company's financial reporting to any governmental or regulatory body, the public or other users thereof; (ii) the Company's systems of internal accounting and financial and disclosure controls;
(iii) the qualifications, engagement, compensation, independence and performance of the Company's independent auditors, their conduct of the annual audit, and their engagement for any other services; (iv) the Company's legal and regulatory compliance; (v) the Company's codes of ethics as established by management and the Board; and (vi) the preparation of the audit committee report required by the Securities and Exchange Commission ("SEC") rules to be included in the Company's annual proxy statement.

In discharging its role, the Committee is empowered to inquire into any matter it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. The Committee has the power to retain outside counsel, independent auditors or other advisors to assist it in carrying out its activities. The Company shall provide adequate resources to support the Committee's activities, including compensation of the Committee's counsel, independent auditors and other advisors. The Committee shall have the sole authority to retain, compensate, direct, oversee and terminate counsel, independent auditors, and other advisors hired to assist the Committee, who shall be accountable ultimately to the Committee.

II.        COMMITTEE MEMBERSHIP

The Committee shall consist of three or more members of the Board, each of whom the Board has selected and determined to be "independent" in accordance with applicable rules of the SEC and The Nasdaq Stock Market. All members of the Committee shall meet the financial literacy requirements of The Nasdaq Stock Market. At least one member shall be an "audit committee financial expert" as such term is defined under applicable SEC rules, as and when required by The Nasdaq Stock Market.

Committee members shall continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member may be removed by the Board, with or without cause, at any time. The Chairman of the Committee shall be appointed from among the Committee members by, and serve at the pleasure of, the Board to convene and chair meetings of the Committee, set agendas for meetings, and determine the Committee's information needs. In the absence of the Chairman at a duly convened meeting, the Committee shall select from among its members an acting chairman for purposes of the meeting.

III.       COMMITTEE MEETINGS

The Committee shall meet at least four times per year. The Committee shall meet at least annually with the independent auditor in separate executive sessions to provide the opportunity for full and frank discussion without members of senior management present.

The Committee shall establish its own schedule and rules of procedure. Meetings of the Committee may be held telephonically. A majority of the members of the Committee shall constitute a quorum sufficient for the taking of any action by the Committee. The Committee may also take action by unanimous written consent.

IV.        KEY RESPONSIBILITIES

The Committee's role is one of oversight. The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee recognizes that Company management and the independent auditors have more time, knowledge and detailed information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work.

The following responsibilities are set forth as a guide for fulfilling the Committee's purposes, with the understanding that the Committee's activities may diverge as appropriate given the circumstances. The Committee is authorized to carry out these activities and other actions reasonably related to the Committee's purposes or assigned by the Board from time to time.

The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee.

To fulfill its purposes, the Committee shall:

           A.         Supervise the Independent Audit

                      1. appoint, evaluate, compensate, oversee the work of, and if appropriate terminate, the independent auditor, who shall report directly to the Committee;

                      2. review and approve the terms of the independent auditor's retention, engagement and scope of the annual audit, and pre-approve any audit-related and permitted non-audit services (including the fees and terms thereof) to be provided by the independent auditor (with pre-approvals disclosed as appropriate in the Company's periodic public filings);

                      3. on an annual basis, review a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1 (as modified or supplemented), actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and take appropriate action in response to the independent auditor's report to satisfy itself of the auditor's independence;

                      4. review and resolve any disagreements between management and the independent auditor concerning financial reporting, or relating to any audit report or other audit, review or attest services provided by the independent auditor.

           B.         Oversee Internal Controls and Risk Management

                      5. review and discuss with management and the independent auditor: (i) the adequacy of the Company's internal and disclosure controls and procedures, (including computerized information system disclosure controls and security), including whether such controls and procedures are designed to provide reasonable assurance that transactions entered into by the Company are properly authorized, assets are safeguarded from unauthorized or improper use, and transactions by the Company are properly recorded and reported; (ii) any significant deficiencies in the design or operation of the Company's internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data; (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls; and (iv) related findings and recommendations of management together with the independent auditor's attestation report;

                      6. review and discuss with management and the independent auditor any significant risks or exposures and assess the steps management has taken to minimize such risks; and discuss with management and the independent auditor, and oversee the Company's underlying policies with respect to, risk assessment and risk management;

                      7. establish and oversee procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

           C.         Oversee Financial Reporting

                      8. review and discuss with management and the independent auditor: (i) all critical accounting policies and practices used by the Company; (ii) any significant changes in Company accounting policies; (iii) any material alternative accounting treatments within GAAP that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the accounting firm; and (iv) any accounting and financial reporting proposals that may have a significant impact on the Company's financial reports;

                      9. inquire as to the independent auditor's view of the accounting treatment related to significant new transactions or other significant matters or events not in the ordinary course of business;

                      10. review and discuss with the independent auditor the matters required to be discussed with the independent auditor by: (i) Statement of Auditing Standards No. 61, including the auditor's responsibility under generally accepted auditing standards, the significant accounting policies used by the Company, accounting estimates used by the Company and the process used by management in formulating them, any consultation with other accountants and any major issues discussed with management prior to its retention; (ii) Statement of Auditing Standards No. 90, including whether Company accounting principles as applied are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether or not those principles reflect common or minority practices; and (iii) Statement of Auditing Standards No. 100, including the review of the interim financial information of the Company and any material modifications that need to be made to the interim financial information for it to conform with GAAP;

                      11. review and discuss with management and the independent auditor any material financial or non-financial arrangements that do not appear on the financial statements of the Company;

                      12. review and discuss with the independent auditor: (i) any significant accounting adjustments that were noted or proposed by the auditors but were "passed"; (ii) any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement; and (iii) any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditors to the Company or any other material written communications between the accounting firm and management, such as any management letter or schedule of "unadjusted differences;"

                      13. review the Company's financial statements, including: (i) prior to public release, review and discuss with management and the independent auditor the Company's annual and quarterly financial statements to be filed with the SEC (including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and any certifications regarding the financial statements or the Company's internal accounting and financial controls and procedures and disclosure controls or procedures filed with the SEC by the Company's senior executive and financial officers); and (ii) with respect to the independent auditor's annual audit report and certification, before release of the annual audited financial statements, meet with the independent auditor without any management member present to discuss the adequacy of the Company's system of internal accounting and financial controls, the appropriateness of the accounting principles used and judgments made in the preparation of the Company's audited financial statements, and the quality of the

                                 Company's financial reports; (iii) meeting separately and periodically, with management and the independent auditor; and (iv) recommend to the Board whether to include the audited annual financial statements in the Company's Annual Report on Form 10-K to be filed with the SEC;

                      14. at least annually, review a report by the independent auditor describing any material issues raised by the most recent internal quality-control review of the firm, or by any review, inquiry or investigation by governmental or professional authorities (including the Public Company Accounting Oversight Board), within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

                      15. discuss with management and the independent auditor, as appropriate, financial information and earnings guidance (including non-GAAP financial measures) provided to analysts and to rating agencies;

           D.         Oversee Legal and Ethical Compliance

                      16. review periodically: (i) with the General Counsel or outside legal counsel, as appropriate, legal and regulatory matters that may have a material impact on the Company's financial statement; and (ii) the scope and effectiveness of compliance policies and programs;

                      17. review at least annually with management, compliance with, the adequacy of and any requests for waivers under the Company's code(s) of business conduct and ethics (including codes that apply to all employees as well as those applicable to directors, senior officers and financial officers and the Company's policies and procedures concerning trading in Company securities and use in trading of proprietary or confidential information); any waiver to any executive officer or director granted by the Committee shall be reported by the Committee to the Board;

                      18. review and address conflicts of interest of directors and executive officers;

                      19. review, discuss with management and the independent auditor, and approve any transactions or courses of dealing with related parties (e.g., including significant shareholders of the Company, directors, corporate officers or other members of senior management or their family members) that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties and, in any event, any transactions required to be disclosed pursuant to Item 404 of Regulation S-K;

           E.         Report

                      20. oversee the preparation and approve all reports required by the Committee, including the report for inclusion in the Company's annual proxy statement, stating whether the Committee: (i) has reviewed and discussed the audited financial statements with management; (ii) has discussed with the independent auditors the matters required to be discussed by SAS Nos. 61, as amended; (iii) has received the written disclosure and letter from the independent auditors (describing their relationships with the Company) and has discussed with them their independence; and (iv) based on the review and discussions referred to above, the members of the Committee recommended to the Board that the audited financials be included in the Company's Annual Report on Form 10-K for filing with the SEC;

                      21. review and reassess the adequacy of this Charter, and recommend to the Board amendments as the Committee deems appropriate; and

                      22. report regularly to the Board on Committee findings and recommendations (including on any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements or the performance and independence of the independent auditors) and any other matters the Committee deems appropriate or the Board requests, and maintain minutes or other records of Committee meetings and activities.

--------------------------------------------------------------------------------
                                    IMPORTANT

THE BOARD RECOMMENDS THAT STOCKHOLDERS REJECT THE WYNNEFIELD GROUP'S PROXY SOLICITATION AND THE WYNNEFIELD NOMINEE. THE BOARD URGES STOCKHOLDERS TO VOTE FOR THE ELECTION OF THE BOARD'S NOMINEES NAMED IN THIS PROXY STATEMENT AND AGAINST THE STOCKHOLDER PROPOSAL. YOU CAN VOTE YOUR SHARES IN FAVOR OF THE BOARD'S NOMINEES AND AGAINST THE STOCKHOLDER PROPOSAL BY SIGNING AND DATING THE ENCLOSED WHITE PROXY CARD OR VOTING INSTRUCTION FORM AND RETURNING IT IN THE POSTAGE-PAID RETURN ENVELOPE. If you receive this proxy statement with a voting instruction form from your broker, bank or other nominee, please vote in accordance with the Board's recommendations, and sign, date and mail the enclosed voting instruction form in the postage-paid envelope provided. Because of the proxy contest mounted by The Wynnefield Group, your broker will not be able to vote your shares at the Annual Meeting unless it receives your specific voting instructions - so please have your vote counted.

IF YOU RECEIVE A PROXY CARD OR VOTING INSTRUCTIONS FROM THE WYNNEFIELD GROUP, THE COMPANY'S BOARD OF DIRECTORS ASKS THAT YOU DISCARD IT. BUT JUST IN CASE YOU RETURN THE WYNNEFIELD GROUP'S PROXY CARD OR VOTING INSTRUCTIONS AND THEN DECIDE TO SUPPORT YOUR BOARD'S NOMINEES, WE URGE YOU TO CHANGE YOUR VOTE BY SIGNING AND RETURNING THE WHITE PROXY CARD OR VOTING INSTRUCTIONS PROMPTLY. YOUR LATER DATED WHITE PROXY CARD OR VOTING INSTRUCTIONS WILL REVOKE ANY PRIOR PROXY. IT IS ONLY YOUR LATEST DATED PROXY WHICH COUNTS.

             IF YOU HAVE ANY QUESTIONS OR REQUIRE VOTING ASSISTANCE,
        PLEASE CALL D. F. KING & CO., INC., WHICH IS ASSISTING THE BOARD,
                          TOLL FREE AT 1-800-628-8536.

YOUR VOTE IS IMPORTANT. Please take a moment to SIGN, DATE and PROMPTLY RETURN your WHITE proxy card or voting instruction form in the postage-paid envelope provided.

--------------------------------------------------------------------------------

                       ANNUAL MEETING OF STOCKHOLDERS OF

                          FIRST AVIATION SERVICES INC.

                                  JUNE 15, 2004






Please date, sign and mail your proxy card in the envelope provided as soon as possible.


             |                                                     |
             V   Please detach and mail in the envelope provided.  V

--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED
      BELOW, "FOR" PROPOSAL 2, AND "AGAINST" PROPOSAL 3. PLEASE SIGN, DATE
       AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE
                      IN BLUE OR BLACK INK AS SHOWN HERE x
--------------------------------------------------------------------------------

1. Election of two Directors for a term to expire at the Annual Meeting of Stockholders in the year 2007 (Class II).

                                         NOMINEES

|_|  FOR ALL NOMINEES             o    Michael C. Culver
                                  o    Robert L. Kirk
|_|  WITHHOLD AUTHORITY
     FOR ALL NOMINEES

|_|  FOR ALL EXCEPT
     (See instructions below)


INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: o

--------------------------------------------------------------------------------

                                                          FOR  AGAINST  ABSTAIN

2.    Ratification of the appointment of Ernst & Young    [ ]    [ ]      [ ]
      LLP as the independent auditors of First Aviation
      Services Inc.


3.    Stockholder proposal regarding cumulative voting    [ ]    [ ]      [ ]
      for director elections.


4.    In their discretion, the Proxies are authorized to
      vote upon such other business as may properly come
      before the meeting.
--------------------------------------------------------------------------------

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE, FOR PROPOSAL 2, AND AGAINST PROPOSAL 3.

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------

To change the address on your account, please check the box at right and
indicate your new address in the address space above. Please note that      [ ]
changes to the registered name(s) on the account may not be submitted via this method

--------------------------------------------------------------------------------

Signature of Stockholder ________________________________ Date: _______________
Signature of Stockholder ________________________________ Date: _______________

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                                WHITE PROXY CARD

                          FIRST AVIATION SERVICES INC.
                 15 RIVERSIDE AVE., WESTPORT, CONNECTICUT 06880

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


           The undersigned hereby appoints Aaron P. Hollander and Michael C. Culver as proxies, each with the power to appoint his or her substitute and hereby authorizes each of them to vote, as designated on the reverse side, all the shares of Common Stock of First Aviation Services Inc. held of record by the undersigned on May 11, 2004 at the First Aviation Services Inc. Annual Meeting of Stockholders to be held on June 15, 2004 or any adjournment thereof.



                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)